Exhibit 99.1

JDSU Appoints Keith Barnes to Board of Directors

Milpitas, California, October 18, 2011 – JDSU (NASDAQ: JDSU) (TSX: JDU) today announced that it has appointed Keith Barnes to its Board of Directors, effective October 15, 2011.

“We welcome Keith to JDSU’s Board of Directors and look forward to drawing on the expertise he has built over the last 35 years as a global technology business leader,” said Martin Kaplan, chairman of JDSU’s Board of Directors. “We are particularly pleased to complement JDSU’s board with a senior executive who brings extensive test and measurement industry knowledge and global operations expertise that spans North America, Europe and the Asia-Pacific region.”

During his career, Mr. Barnes has held senior executive positions in semiconductor, manufacturing and test and measurement companies, including serving as chairman and chief executive officer for three public companies. Most recently he was chairman of Verigy, a semiconductor equipment company focused on lab and manufacturing test solutions for companies in the communications, consumer electronics, computers and memory industries. He also served as division president of the Agilent Technologies test business which was spun out to become Verigy. Earlier in his career, Mr. Barnes served in executive positions with Electroglas, IMS, Cadence and Kontron. He also serves on the board of Spansion, Inc. and is a director of the San Jose State University Foundation Board.

“JDSU’s technology and innovation expertise has a far-reaching, positive impact on the lives of millions of people every day,” said Mr. Barnes. “I look forward to working with such an exciting company and contributing to its continued growth.”

With Mr. Barnes’ election, JDSU’s board consists of 10 members, including nine independent directors.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) innovates and markets diverse technologies that enhance the way people experience the world every day. We enable fast, high-quality communications, secure financial transactions, reliable consumer electronics, green energy, differentiated brands and a host of other solutions. We provide these solutions through three business segments: Communications Test and Measurement, Communications and Commercial Optical Products, and Advanced Optical Technologies. To learn more about JDSU, please visit www.jdsu.com and www.jdsu.tv and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Contacts

Investors: Michelle Levine Schwartz, 408-546-4421, michelle.schwartz@jdsu.com

Press: Jim Monroe, 240-404-1922, jim.monroe@jdsu.com

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